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                                                                      Exhibit 12


                               F.N.B. CORPORATION

                       STATEMENT RE COMPUTATION OF RATIOS
                       RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)


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
                                                                                                             AT OR FOR THE QUARTER
                                                          AT OR FOR THE YEAR ENDED DECEMBER, 31,               ENDED MARCH 31,
                                                          --------------------------------------               ---------------
                                                  1999        1998        1997          1996        1995      2000         1999
                                                --------    --------     --------     --------    --------   -------      -------
EARNINGS:
  Pretax income from continuing operations...   $ 56,458    $ 49,439     $ 42,241     $ 34,534    $ 38,367   $14,805      $12,519
  Less: Income from equity investment .......     (1,416)     (1,286)        (621)                              (295)        (386)
  Dividends from equity investment ..........        939         812          324                                250          219
  Fixed charges .............................    107,389     109,269       98,033       89,541      86,005    30,524       25,848
  Less:  Preferred dividend requirements.....       (632)       (757)        (905)      (1,178)     (1,306)     (143)        (166)
                                                --------    --------     --------     --------    --------   -------      -------
TOTAL .......................................   $162,738    $157,477     $139,072     $122,897    $123,066   $45,141      $38,034
                                                ========    ========     ========     ========    ========   =======      =======


FIXED CHARGES
  Interest Expense ..........................   $106,467    $108,152     $ 96,728     $ 88,063    $ 84,419   $30,285      $25,615
  Estimate of interest within rental expense.        290         360          400          300         280        96           67
  Preferred dividend requirements ...........        632         757          905        1,178       1,306       143          166
                                                --------    --------     --------     --------    --------   -------      -------
TOTAL .......................................   $107,389    $109,269     $ 98,033     $ 89,541    $ 86,005   $30,524      $25,848
                                                ========    ========     ========     ========    ========   =======      =======

Ratio of Earnings to Fixed Charges ..........       1.52        1.44         1.42         1.37        1.43      1.48         1.47
                                                ========    ========     ========     ========    ========   =======      =======
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